Timothy M. Manganello Chairman and Chief Executive Officer

Two words come to mind these days to describe BorgWarner’s success — On Target. We have the right technologies, in the right places, at the right time, with the right people, to capitalize on the major trends that are driving the growth of the global auto industry. Four other words – Fuel Economy and Emissions —summarize our opportunities.

Right Time

For BorgWarner, this is a time of near-term success and excellent long-term prospects. We had another record year in 2007. Sales grew 16% to $5.3 billion; earnings and operating margins improved. We increased our dividend 29%, saw excellent stock price appreciation and split our stock.

In a time of globalization, BorgWarner has what it takes to build a solid future, capitalizing on shifting customer needs and the growing global demand to address climate change.

•	BorgWarner technology is focused on societal needs – fuel economy, emissions reduction and better vehicle performance.

•	We have built a customer base that is one of the broadest in the industry - we serve all the global vehicle manufacturers.

•	Our manufacturing footprint spans Europe, Asia and the Americas.

•	And we have an enviable track record of financial discipline and strength.

As an organization, the time is also right for us to embrace a broader commitment to environmental responsibility. We are known as a company whose products improve fuel economy and air quality. We are also a company that believes in responsibility to our communities and are proactive in safeguarding our employees and our environment through our safety and environmental policies and programs.

We are bringing focus to our environmental responsibility through a company-wide process of conservation and use of our resources that parallels our product strategy. Efficient use of our resources should provide for a healthier and more successful company, and make BorgWarner a better workplace. Most importantly, it is the right thing for us to do.

Right Technology

We are passionate in our commitment to powertrain technology leadership. Our products address fuel economy and emissions improvement while enhancing performance and vehicle handling. These technologies are being used globally in new engines and drivetrains that can significantly reduce fuel consumption and emissions to meet ever-stricter standards worldwide. From the driver’s perspective, he or she can have a fun, safe, driving experience without guilt.

We’ve made advances in areas like gas and diesel turbocharged engines; smart engine breathing systems; variable cam timing; instant starting systems; dual-clutch transmission technology; six, seven and eight speed automotive transmission modules; and active all-wheel drive.

Our net new business tells the story of our technology strength. We expect to launch $1.95 billion in net new business over the next three years: 78% from engine-related products and 22% from drivetrain-related products.

From a product perspective, turbochargers and dual-clutch transmission technologies are our major growth platforms. Of the total new business, new turbocharger technology such as our regulated two-stage and variable turbine geometry turbochargers accounts for 37% of the new business. Dual-clutch transmission technology is 16% of the total. Most of our other products each have single-digit growth prospects that would be the envy of many auto suppliers.

Right Places

Our success is a reflection of our global strategy. Our global sales in 2007 were up 16% while auto industry growth was only up 5%. By region, our sales in the U.S. were flat while industry growth was down 3%. In Europe sales were up 16%, excluding the impact of currency, compared with industry growth of 6%. We grew 24% in Asia, excluding the impact of currency, while industry growth was 7%.

The challenges that BorgWarner faces have become more region-specific than ever before. In Asia there is the rapid growth of key vehicle manufacturers who demand the latest technology. Our own growth in Asia is at an unprecedented level. Our focus there is to take full advantage of opportunities and to maximize efficiencies.

In Europe, we are managing exciting growth in technologies including turbocharging, instant starting systems and dual-clutch transmission modules, while working to sustain growth in other more mature products. Taking advantage of opportunities in Eastern Europe is also a major focus for our company.

In North America, a market in transition, we benefitted in 2007 from our 2006 restructuring efforts to size our operations to address declining vehicle production rates. At the same time we launched a new approach to healthcare, focusing on employee-driven healthcare choices. This approach has helped lower our health-care costs. With continued production declines expected in 2008, we remain vigilant and focused on attacking costs and rightsizing the company.

We have outpaced the growth of the industry by launching products with customers in those regions of the world that are growing the fastest. Of the net new business, we expect Europe to account for 50%. In Asia, as our expansion there continues, new business sales are expected to account for about 30% of the total, with China and Korea providing most of the growth. The Americas account for approximately 20% of the anticipated new business, split about evenly between the transplants and domestic vehicle makers.

Right Trends

Our growth is tied to issues of importance to many drivers — fuel efficiency without sacrificing performance, lower emissions and vehicle stability. We have powertrain technologies that enhance the driving experience while conserving energy, whether it is through clean diesel technology, advanced gasoline engines or hybrids. We believe that combined, our products can enable fuel economy improvements of up to 40% over today’s most common powertrains. Market forecasts indicate that the fastest growing engine technologies through 2025 are expected to be turbocharged clean diesel and gasoline engines. Our engine products are key enablers of these new technologies. We are especially encouraged that interest in these technologies is picking up speed in North America, with turbocharged light-vehicle sales expected to grow significantly in the next five years, both from imports and domestic production.

In the Drivetrain segment, the global conversion of manual transmissions to automatics provides growth. In addition to our traditional dual-clutch modules, we have developed an entirely new dual-clutch transmission. Our unique transmission combines our award-winning dual-clutch technology with a compact design. The transmission provides the convenience of an automatic in a wide range of power and vehicle applications. These applications include the small car segment, which is expected to grow 30% worldwide over the next five years, up through mid-sized vehicles. Also in Drivetrain, we are leveraging our active torque management expertise in cross-over vehicles and are offering our expertise to markets like China and Europe as rear-wheel drive, four-wheel drive applications in North America continue to mature.

Right People

How do we distinguish ourselves and continue to deliver above-industry growth in sales and profitability? We have two things that no other supplier has — The people who work for us, and the products they develop and manufacture. Ours is a culture of entrepreneurial innovation with roots in the birth of the auto industry combined with manufacturing expertise that embraces a robust cost-control discipline.

Nothing is more critical for our future success than having the right people in the right places to drive our global growth. Recruiting and retaining the best people, especially in growth areas, is an ongoing focus. We believe that building our brand, engaging our workforce, providing training and personal development opportunities will enable us to better compete for the best talent in all of the world markets.

BorgWarner is a lean company and we expect a great deal from our people. Our management team is one of the best in the industry and our people take ownership of their work. We have a unique culture that engenders pride in our people throughout the world. Our Board of Directors is also actively engaged with the company. I want to thank long-standing, retiring director Paul Glaske for his leadership, thoughtful advice and wise counsel during his terms.

For us, being positioned for continued success did not happen overnight or by chance. It has taken vision, tenacity, discipline and nurturing our unique culture as we locate in new places around the world. We meet each new year with the expectation that we will face new challenges and new market dynamics. 2008 will be no different, but we believe the strategies we have in place will allow us to produce leading, sustainable growth and allow us to continue to outpace the global auto industry.

Timothy M. Manganello
Chairman and Chief Executive Officer

ENGINE GROUP

The Engine Group develops air management strategies and products to optimize engines for fuel efficiency, reduced emissions and enhanced performance. BorgWarner’s expertise in engine timing systems, boosting systems, ignition systems, air and noise management, cooling and controls is the foundation for this collaboration.

KEY TECHNOLOGIES

Chain Products Global leader in the design and manufacture of chain systems for engine timing, automatic transmissions and torque transfer, including four- and all-wheel drive applications. Engine chain systems include chains, sprockets,tensioners, control arms and guides, and variable cam timing phasers.

Emissions Systems A global leader in the design and supply of exhaust gas recirculation (EGR) systems, secondary air systems (SAS), and advanced actuators for enhanced engine performance, fuel economy, and reduced emissions.

Thermal Systems Systems for thermal management designed to improve engine cooling, and reduce emissions and fuel consumption.

Turbocharging Leading designer and manufacturer of turbochargers and boosting systems for passenger cars, light trucks and commercial vehicles. Systems enhance fuel efficiency, reduce emissions and enhance vehicle performance.

BERU Technologies BERU is a worldwide leading supplier of diesel cold-start technology and a leading European manufacturer of ignition technology for gaso-line vehicles. BERU electronics and sensor technology provide more comfort and safety for applications in various engine and vehicle functions.

DRIVETRAIN GROUP

The Drivetrain Group harnesses a legacy of more than 100 years as an industry innovator in transmission and all-wheel drive technology. The group is leveraging its understanding of powertrain clutching technology to develop interactive control systems and strategies for all types of torque management.

KEY TECHNOLOGIES

Torque Management Leading global designer and producer of torque distribution and management systems, including i-Trac™ Torque Management devices for front-wheel drive vehicles and transfer cases for rear-wheel drive applications. These systems enhance stability, security and drivability of passenger cars, cross-over vehicles, SUVs and light trucks. BorgWarner synchronizer systems meet the demands of DualTronic® and manual transmissions.

Transmission Products “Shift quality” components and systems including one-way clutches, transmission bands, friction plates, torsional vibration dampers and clutch module assemblies; controls including transmission solenoids, control modules and integrated mechatronic control systems. BorgWarner is a trusted supplier to virtually every automatic transmission manufacturer in the world.